EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        We hereby consent to the use of our name and the information from our report regarding our estimates of reserves and future net revenues from the production and sale of those reserves in the Annual Report on 10-K of Pogo Producing Company for the year ended December 31, 2003, and to the incorporation by reference thereof into Pogo Producing Company's previously filed Registration Statement Nos. 33-54969, 333-04233, 333-72129, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-59426, 333-65548, 333-86856, 333-98205 and 333-102775.

MILLER AND LENTS, LTD.
	By:	/S/ CARL D. RICHARD Carl D. Richard Vice President
Houston, Texas February 24, 2004